UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Empery Digital Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-4882689
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3121 Eagles Nest Street, Suite 120 Round Rock, TX 78665
(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NASDAQ

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

On February 3, 2026, the Board of Directors of Empery Digital Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”), payable on February 13, 2026, for each share of common stock, par value $0.00001 per share, of the Company outstanding on February 13, 2026 to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of February 3, 2026, between the Company and Computershare Trust Company, N.A., as rights agent.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock, par value $0.00001 per share (the “Preferred Shares”), of the Company at a price of $15.00 per one one-thousandth of a Preferred Share represented by a Right (the “Purchase Price”), subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on February 3, 2026 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.	Exhibits.

(d)	Exhibits

3.1	Certificate of Designations designating Series A Preferred Stock of Empery Digital Inc., as filed with the Delaware Secretary of State on February 3, 2026 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 3, 2026).

4.1	Rights Agreement, dated as of February 3, 2026 between Empery Digital Inc. and Computershare Trust Company, N.A., as rights agent (which includes the Form of Right Certificate as Exhibit B thereto) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 3, 2026).

99.1	Press Release dated February 3, 2026 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on February 3, 2026).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Empery Digital Inc.

By:	/s/ Greg Endo
Name:	Greg Endo
Title:	Chief Financial Officer

Date: February 3, 2026

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